Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS RECORD SECOND QUARTER AND FIRST HALF REVENUE

SANTA BARBARA, Calif. – August 26, 2014 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturing companies, today reported financial results for the fiscal 2015 second quarter ended July 31, 2014, including record second quarter and first half revenue.

Total revenue grew 12 percent to a second quarter record of $73.1 million for the fiscal 2015 second quarter, up from $65.2 million for the same period in fiscal 2014.  License revenue increased to $9.0 million for the second quarter of fiscal 2015, up from $8.6 million for the same quarter last year.  Subscription revenue grew to $6.4 million, up from $4.5 million for last year’s fiscal second quarter, driven by continued growth of QAD Enterprise Cloud sales.  Maintenance and other revenue rose to $36.1 million, up from $34.3 million for last year’s fiscal second quarter.  Professional services revenue increased to $21.5 million, up from $17.9 million for the second quarter of fiscal 2014.

Net income for the fiscal 2015 second quarter was $985,000, or $0.06 per diluted Class A share and $0.05 per diluted Class B share, compared with $1.3 million, or $0.08 per diluted Class A share and $0.07 per diluted Class B share, last year.

“We are very pleased with our performance for the second quarter and first half of the year, delivering record revenues for these periods.  Continued impressive growth in our cloud business was led by a strong performance from our European region,” said Karl Lopker, Chief Executive Officer of QAD Inc.  “QAD is well positioned to benefit from the strength in the global manufacturing economy through our robust Cloud ERP solution.”

Gross profit for the fiscal 2015 second quarter equaled $39.8 million, or 55 percent of total revenue, compared with $36.4 million, or 56 percent of total revenue, for the fiscal 2014 second quarter.

Total operating expenses amounted to $37.8 million, or 52 percent of total revenue, for the fiscal 2015 second quarter, versus $34.9 million, or 54 percent of total revenue, for the same quarter last year.  The increase includes expenses related to the company’s cloud business, where revenue was not yet recognized, as well as increased personnel and travel.

Operating income for the second quarter of fiscal 2015 was $2.1 million, which included $1.7 million in stock compensation expense.  For the second quarter of fiscal 2014, operating income was $1.5 million, which included $1.6 million in stock compensation expense.

QAD Inc.
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For the first six months of fiscal 2015, total revenue rose 11 percent to $141.5 million, up from $127.1 million for the first six months of fiscal 2014.  The company reported net income of $909,000, or $0.06 per diluted Class A share and $0.05 per diluted Class B share, for the fiscal 2015 year-to-date period, compared with breakeven performance for the fiscal 2014 year-to-date period.

QAD’s cash and equivalents balance was $75.3 million at July 31, 2014, compared with $76.0 million at January 31, 2014.  Cash provided by operations for the first six months of fiscal 2015 was $5.5 million, compared with $13.0 million for the first six months of fiscal 2014.

Fiscal 2015 Second Quarter Highlights:
•	Received orders from 18 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including seven orders in excess of $1.0 million, of which one order was in excess of $2.0 million;
•	Received license or cloud orders from companies across QAD’s six vertical markets, including: Alliance Boots GmbH, Amcor Limited, Autoliv Inc., CooperStandard Holdings, Inc., Cummins Inc., DS Smith Plc, Eaton Corporation, Esterline Technologies, Harada Industry Co Ltd, Johnson Controls, Inc, Kitagawa Industries Co., Ltd, Konica Minolta, Inc, Laerdal Medical AS, Medline Industries, Inc., Saint Gobain SA and Sunrise Medical GmbH;
•	Announced the latest release of its flagship enterprise resource planning solution, QAD Enterprise Applications 2014, introducing a broad range of new capabilities with a focus on quality management and control, user experience and simpler international deployments; and
•	Added Leslie Stretch, Chief Executive Officer of CallidusCloud to QAD’s Board of Directors.

Business Outlook
For the third quarter of fiscal 2015, QAD anticipates total revenue of approximately $71 million and earnings of approximately $0.12 per diluted Class A share and $0.10 per diluted Class B share.  QAD is raising its fiscal 2015 revenue growth guidance to approximately 8 percent from fiscal 2014.  The company continues to expect earnings to be approximately equal to fiscal 2014.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2015 second quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059 (domestic) or 612-288-0329 (international).  A replay of the call will be accessible through midnight September 3, 2014 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 332168.

About QAD
QAD Inc. (Nasdaq:QADA) (Nasdaq:QADB) is a leading provider of enterprise software and services designed for global manufacturing companies.  For more than 30 years, QAD has provided global manufacturing companies with QAD Enterprise Applications, an enterprise resource planning (ERP) system that supports operational requirements, including financials, manufacturing, demand and supply chain planning, customer management, business intelligence and business process management.  QAD Enterprise Applications is offered in flexible deployment models as on-premise software, in the cloud with QAD Cloud ERP or in a blended environment.  With QAD, customers and partners in the automotive, consumer products, food and beverage, high technology, industrial products and life sciences industries can better align daily operations with their strategic goals to meet their vision of becoming more Effective Enterprises.

QAD Inc.
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For more information about QAD, call +1 805-566-6000 or visit www.qad.com.
"QAD" is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding projections of revenue, income and loss, capital expenditures, plans and objectives of management regarding the Company’s business, future economic performance or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements are based on the company’s current expectations.  Words such as “expects”, “believes”, “anticipates”, “could”, “will likely result”, “estimates”, “intends”, “may”, “projects”, “should”, “would”, “might”, “plan” and variations of these words and similar expressions are intended to identify these forward looking statements.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to: evolving demand for the company's products and companion products; the ability to sustain license and service demand; fluctuation in revenue and earnings in the software industry; the ability to leverage changes in technology; the ability to sustain customer renewal rates at current levels; third party opinions about the company; the reliability of estimates of transaction and integration costs and benefits; competition in our industry; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.   For a more detailed description of the risk factors associated with the company, please refer to the company's latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter.  Management does not undertake to update these forward-looking statements except as required by law.

-- Financial Tables Follow --

QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2014	2013	2014	2013
Revenue:
License fees	$8,963	$8,604	$15,615	$14,822
Subscription fees	6,442	4,455	12,634	8,497
Maintenance and other	36,120	34,254	72,196	69,455
Professional services	21,525	17,881	41,090	34,347
Total revenue	73,050	65,194	141,535	127,121
Cost of revenue:
License	1,153	1,058	2,053	2,013
Maintenance, subscription and other	12,465	11,047	24,421	22,109
Professional services	19,601	16,672	38,176	33,280
Total cost of revenue	33,219	28,777	64,650	57,402
Gross profit	39,831	36,417	76,885	69,719
Operating expenses:
Sales and marketing	17,421	15,850	33,898	31,906
Research and development	10,902	10,469	22,097	21,314
General and administrative	9,265	8,431	18,169	16,377
Amortization of intangibles from acquisitions	179	177	359	353
Total operating expenses	37,767	34,927	74,523	69,950
Operating income (loss)	2,064	1,490	2,362	(231)
Other expense (income):
Interest income	(56)	(73)	(113)	(170)
Interest expense	232	209	413	412
Other expense (income), net	(118)	(809)	108	(1,082)
Total other expense (income), net	58	(673)	408	(840)
Income before income taxes	2,006	2,163	1,954	609
Income tax expense	1,021	909	1,045	618
Net income (loss)	$985	$1,254	$909	$(9)

Diluted net income (loss) per share
Class A	$0.06	$0.08	$0.06	$(0.00)
Class B	$0.05	$0.07	$0.05	$(0.00)

Diluted Weighted Shares
Class A	13,505	12,903	13,472	12,451
Class B	3,273	3,231	3,273	3,145

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	July 31,	January 31,
	2014	2014
Assets
Current assets:
Cash and equivalents	$75,339	$75,984
Accounts receivable, net	52,662	71,337
Deferred tax assets, net	8,275	8,133
Other current assets	13,667	14,980
Total current assets	149,943	170,434

Property and equipment, net	32,720	33,085
Capitalized software costs, net	2,873	3,315
Goodwill	11,390	11,377
Long-term deferred tax assets, net	11,170	11,788
Other assets, net	4,386	4,814

Total assets	$212,482	$234,813

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$397	$389
Accounts payable and other current liabilities	39,789	45,241
Deferred revenue	88,780	104,160
Total current liabilities	128,966	149,790

Long-term debt	14,883	15,085
Other liabilities	5,608	5,733

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	146,898	150,837
Treasury stock	(23,460)	(28,220)
Accumulated deficit	(53,266)	(51,472)
Accumulated other comprehensive loss	(7,165)	(6,958)
Total stockholders' equity	63,025	64,205

Total liabilities and stockholders' equity	$212,482	$234,813

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2014	2013

Net cash provided by operating activities	$5,465	$13,049

Cash flows from investing activities:
Purchase of property and equipment	(1,473)	(3,000)
Capitalized software costs	(123)	(148)
Other, net	-	31
Net cash used in investing activities	(1,596)	(3,117)

Cash flows from financing activities:
Repayments of debt	(194)	(187)
Tax payments, net of proceeds, related to stock awards	(2,247)	(589)
Excess tax benefits from share-based payment arrangements	133	81
Payment of contingent liability associated with acquisitions	(471)	-
Repurchase of stock	-	(686)
Dividends paid in cash	(2,216)	(3,119)
Net cash used in financing activities	(4,995)	(4,500)

Effect of exchange rates on cash and equivalents	481	(1,046)
Net (decrease) increase in cash and equivalents	(645)	4,386
Cash and equivalents at beginning of period	75,984	65,009
Cash and equivalents at end of period	$75,339	$69,395